FOR IMMEDIATE RELEASE

Contact:
    Jeffrey W. Farrar
    Executive Vice President and CFO
    (434) 964-2217
    jfarrar@stellarone.com

STELLARONE CORPORATION ANNOUNCES AGREEMENT TO RESOLVE INDEMNIFICATION AND REPURCHASE CLAIMS WITH A PRIMARY INVESTOR

Charlottesville, VA, January 5, 2011 – StellarOne Corporation (NASDAQ: STEL) (StellarOne) today announced an agreement with one of its primary mortgage investors to resolve repurchase and make-whole  (indemnification) claims involving certain residential mortgage loans sold by StellarOne’s  Wholesale and Retail Mortgage Divisions prior to 2009. This settlement resolved approximately 80% of current claims outstanding with all investors, and extinguishes all outstanding and potential mortgage repurchase and make-whole claims arising out of any alleged breaches of selling representations and warranties related to loans sold by StellarOne or its legacy companies to this particular investor prior to January 1, 2009. The agreement provided for a cash payment to the bank investor of $1.45 million, which was made on December 28, 2010. A significant portion of this settlement had been previously reserved, and the Company expects indemnification losses for fourth quarter to be similar to the level recorded in the third quarter.

“This action mitigates current and future off-balance sheet repurchase and indemnification risk, and is in the best interest of our shareholders,” said StellarOne President and Chief Executive Officer O. R Barham, Jr. “The preponderance of our indemnification claims have arisen from pre-2009 mortgage production that was sold to this particular investor through one of our legacy companies.”

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of its sole subsidiary, StellarOne Bank, StellarOne operates 56 full-service financial centers, one loan production office, and 66 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, (vii) changes may occur in the securities markets and (viii) the impact of governmental restrictions on entities participating in the U.S. Treasury Department Capital Purchase Program. Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.